Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-58181, 333-95863, 333-160205, 333-169944, 333-175404, 333-190179, 333-197617, 333-197618, 333-207364, 333-20736, and 333-236400 on Form S‑8 of our reports dated April 24, 2020, relating to the financial statements of Apogee Enterprises, Inc. (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended February 29, 2020.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 24, 2020